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                                                                    EXHIBIT 99.2

      [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]



                           CONSENT OF MERRILL LYNCH

        We hereby consent to the inclusion of our opinion letter to the Board of Directors of First American Corporation ("First American"), to be dated the date of the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of First American with AmSouth Bancorporation, as Appendix D to the Joint Proxy Statement/Prospectus, and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions "SUMMARY -- Investment Bank Says the Merger Consideration Is Fair to First American Stockholders," and "THE MERGER -- Background of the Merger," "-- First American's Reasons for the Merger; Recommendation of the First American Board of Directors," and " -- Opinion of First American's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                        INCORPORATED

                                                        By:  /s/ Eric Heaton
                                                             _______________
August 13, 1999